Exhibit 99.1

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Procera Networks to Be Acquired by Francisco Partners

Company Announces Preliminary First Quarter Results

Fremont and San Francisco, CA – April 22, 2015 – Procera Networks, Inc. (NASDAQ: PKT), the global Subscriber Experience company, announced today that it has signed a definitive agreement to be acquired by private funds managed by Francisco Partners Management, L.P., a leading global technology-focused private equity firm, in an all-cash transaction valued at approximately $240 million.

Under the terms of the definitive agreement, Francisco Partners will commence a tender offer no later than May 5, 2015 to acquire all outstanding shares of Procera’s common stock for $11.50 per share in cash. This represents a premium of approximately 21% over the closing price of Procera’s common stock on April 21, 2015, and a premium of approximately 32% over the unaffected closing price on January 22, 2015, the last day prior to an article reporting the potential sale of the company. Procera’s Board of Directors has unanimously approved the transaction.

“After careful consideration and an extensive process to review strategic alternatives, the Board unanimously concluded that the sale of Procera to Francisco Partners is in the best interest of the Procera stockholders,” said Thomas Saponas, chairman of Procera’s Board of Directors. “This transaction delivers immediate and substantial cash value for our stockholders, while supporting the long-term success of Procera’s customers, partners and employees.”

“Francisco Partners seeks out leading technology companies with a differentiated offering and compelling product roadmap,” said Andrew Kowal, partner at Francisco Partners. “Procera is one such best-of-breed company in the network intelligence space, and we look forward to partnering with Procera to help the company and its customers drive actionable intelligence with Procera’s solutions.”

“As part of Francisco Partners’ portfolio of companies, Procera will have the resources and financial expertise needed to attain the next level of growth and to strengthen our competitive market position,” said James Brear, President and CEO of Procera. “I believe this transaction delivers compelling value to our stockholders, and we remain firmly committed to establishing Procera as the leader in improving the customer broadband experience for carriers and operators.”

The closing of the tender offer will be subject to certain conditions, including the tender of shares of Procera common stock representing at least a majority of the total number of outstanding fully-diluted shares (assuming the exercise of all options and the vesting of all restricted stock units), the expiration of the waiting period under any applicable antitrust laws, and other customary conditions. Upon the completion of the tender offer, Francisco Partners will acquire all remaining shares through a second step merger without the need for a stockholder vote under Delaware law. The closing of the transaction is not contingent on financing. The parties currently expect the transaction to close in June 2015. Upon the completion of the proposed transaction, Procera will become a privately held company.

Stifel, Nicolaus & Company, Incorporated is serving as financial advisor to Procera. Paul Hastings LLP is acting as Procera’s legal advisor. Shearman & Sterling LLP is acting as Francisco Partners’ legal advisor.

Preliminary First Quarter Results

Procera today also announced preliminary results for the first quarter ended March 31, 2015.

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Revenue for the first quarter of 2015 is expected to be in the range of $19.5 million to $20.5 million. The ratio of bookings to revenue for the first quarter was below one. The company expects the gross margin percentage to be approximately 60% and to incur a net operating loss on a GAAP and non-GAAP basis for the first quarter of 2015. The company is not revising its previously announced guidance for the full year.

The above information is preliminary and subject to Procera’s normal quarter-end accounting process and review. Therefore, actual results may vary materially from these preliminary results.

Additional Information

The tender offer described in this press release (the “Offer”) has not yet commenced, and this press release is neither an offer to purchase nor a solicitation of an offer to sell any shares of common stock of Procera or any other securities. On the commencement date of the Offer, KDR Holding, Inc. and KDR Acquisition, Inc., affiliates of Francisco Partners IV, L.P. and Francisco Partners IV-A, L.P., will file a Tender Offer Statement on Schedule TO (“Schedule TO”), including an offer to purchase, a letter of transmittal and related documents, with the United States Securities and Exchange Commission (the “SEC”) and thereafter, Procera will file a Solicitation/Recommendation Statement on Schedule 14D-9 (“Schedule 14D-9”) with the SEC. Investors and security holders are urged to read both the Schedule TO and the Schedule 14D-9 regarding the Offer, as each may be amended from time to time, when they become available because they will contain important information relevant to making any decision regarding tendering shares of Procera’s common stock. These materials will be sent free of charge to all stockholders of Procera when available. In addition, all of these materials (and all other materials filed by Procera with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed by Procera with the SEC by contacting Procera’s Investor Relations department at 47448 Fremont Boulevard, Fremont, California 94538; telephone number (510) 230-2777 or diane.pope@proceranetworks.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements related to Procera Networks, Inc., including statements about the proposed acquisition of Procera by Francisco Partners, the parties’ ability to close the proposed transaction, the expected closing date of the proposed transaction, Procera’s future growth prospects and ability to strengthen its competitive market position, and Procera’s expectations for the first quarter of 2015 revenue, gross margin percentage, net loss and bookings. Statements in this press release that are not historical or current facts are forward-looking statements. All forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause Procera’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, without limitation, risks and uncertainties related to: whether the proposed transaction will close; the timing of the closing of the proposed transaction; the outcome of the regulatory reviews of the proposed transaction; the ability of the parties to complete the proposed transaction; the ability of the parties to meet other closing conditions; how many Procera stockholders tender their shares in the proposed transaction; the outcome of legal proceedings that may be instituted against Procera and/or others related to the proposed transaction; unexpected costs or unexpected liabilities that may result from the proposed transaction, whether or not consummated; the possibility that competing offers will be made; effects of disruption from the proposed transaction making it more difficult to maintain relationships with employees, customers and other business partners; the completion of the company’s normal quarter-end accounting process and review for the first

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quarter of 2015 by Procera’s independent registered public accounting firm; the acceptance and adoption of Procera’s products; Procera’s ability to service and upgrade its products; lengthy sales cycles and lab and field trial delays by service providers; Procera’s ability to obtain any follow-on orders from major customers; Procera’s customers canceling orders or awards; Procera’s ability to achieve revenue recognition on awarded business; Procera’s dependence on a limited product line and key customers; its dependence on key employees; Procera’s ability to compete in its industry with companies that are significantly larger and have greater resources than Procera; Procera’s ability to manage costs effectively; Procera’s ability to protect its intellectual property rights in a global market; Procera’s ability to manufacture product quickly enough to meet potential demand; and other risks and uncertainties described more fully in Procera’s documents filed with or furnished to the SEC. More information about these and other risks that may impact Procera’s business are described in the “Risk Factors” sections of its Annual Report on Form 10-K for the year ended December 31, 2014, its subsequently filed quarterly reports, and other reports filed with the SEC, which are available free of charge on the SEC’s website at http://www.sec.gov and on Procera’s website at http://www.proceranetworks.com. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. All forward-looking statements in this press release are based on information available to Procera as of the date hereof, and Procera undertakes no obligation to update, amend or clarify any forward-looking statement for any reason.

Use of Non-GAAP Financial Information

In addition to the financial results presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), this press release references net loss on a non-GAAP basis. Our management regularly uses these supplemental non-GAAP financial measures internally to understand and manage our business and forecast future periods and believes that these non-GAAP financial measures, when taken together with the corresponding GAAP measures, provide additional insight into the underlying factors and trends affecting both Procera’s performance and its cash-generating potential. Our non-GAAP net loss financial measure includes adjustments for stock-based compensation expenses; business development expenses; cost reduction efforts; acquisition-related intangible asset and deferred compensation amortization; impairment; and income tax effects. We have excluded the effect of stock-based compensation; the cost of outside professional services for negotiating and performing legal, accounting and tax due diligence for potential mergers and acquisitions; expenses connected with cost reduction efforts; acquisition-related intangible asset and deferred compensation amortization; impairment; and income tax effects, from our non-GAAP net loss measures. Stock-based compensation, which represents the estimated fair value of stock options, restricted stock and restricted stock units granted to employees, is excluded since grant activities vary significantly from quarter to quarter in both quantity and fair value. In addition, although stock-based compensation will recur in future periods, excluding this expense allows us to better compare core operating results with those of our competitors who also generally exclude stock-based compensation from their core operating results, and who may have different granting patterns and types of equity awards and who may use different option valuation assumptions than we do. Business development expenses are necessary as part of certain growth strategies, such as through mergers and acquisitions and other strategic transactions, and will occur when such transactions are pursued. We have excluded these expenses because they can vary materially from period-to-period and transaction-to-transaction and expenses associated with these business development activities are not considered a key measure of Procera’s operating performance. Cost reduction efforts occur with shifts in objectives and evolving requirements of the business and can result in fluctuating expenses connected with reducing employment in certain areas. We have excluded these expenses because they can vary significantly from period-to-period and are not considered a key measure of Procera’s operating performance. Acquisition-related intangible asset and deferred compensation amortization, impairment and tax effects represent non-cash charges and benefits that result from the accounting for acquisitions. We

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have excluded these items because, in any period, they may not directly correlate to the underlying performance of Procera’s business and these items can vary materially from period-to-period and transaction-to-transaction. In addition, we exclude these acquisition-related costs and benefits when evaluating our current operating performance.

Our non-GAAP financial measures may not reflect the full economic impact of Procera’s activities. Further, these non-GAAP financial measures may be unique to Procera, as they may be different from non-GAAP financial measures used by other companies, including Procera’s competitors. As such, this presentation of non-GAAP financial measures may not enhance the comparability of Procera’s results to the results of other companies. Investors are cautioned not to place undue reliance on our non-GAAP financial measures. In addition, investors are cautioned that these non-GAAP financial measures are not intended to be considered in isolation and should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP.

About Procera Networks, Inc.

Procera Networks, Inc. (NASDAQ: PKT), the global Subscriber Experience company, is revolutionizing the way operators and vendors monitor, manage and monetize their network traffic. Elevate your business value and improve customer experience with Procera’s sophisticated intelligence solutions. For more information, visit www.proceranetworks.com or follow Procera on Twitter at @ProceraNetworks.

About Francisco Partners

Francisco Partners is a leading global private equity firm, which specializes in investments in technology and technology-enabled services businesses. Since its launch over 15 years ago, Francisco Partners has raised approximately $10 billion in capital and invested in more than 150 technology companies, making it one of the most active and longstanding investors in the technology industry. The firm invests in transaction values ranging from $50 million to over $2 billion, where the firm’s deep sectoral knowledge and operational expertise can help companies realize their full potential.

Investor Relations Contact

Michael Bishop

Blueshirt Group (for Procera Networks)

mike@blueshirtgroup.com

1-415-217-4968

Media Contact

Bob Eastwood

Engage PR (for Procera Networks)

beastwood@engagepr.com

1-510-748-8200 x215

For Francisco Partners

Katie Wood Znameroski

press@franciscopartners.com

1-650-801-7952

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